                                                                   Exhibit 10.22


                          [WARNER LAMBERT LETTERHEAD]

                                                       October 31, 1997

                                                       CONFIDENTIAL

Mr. John A.A. Bellamy
Executive Vice President & General Counsel
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620

     Re:  Proposed Acquisition of the Parkedale Facility and Certain Products

Dear Mr. Bellamy;

         1. This letter sets forth the preliminary understanding among King Pharmaceuticals, Inc. (hereinafter, "King"), Warner-Lambert Company (hereinafter, "W-L") and Parke, Davis & Company (hereinafter "PD") relating to the proposed acquisition of certain of W-L's and/or PD's or their affliates' rights in and to the following assets (all of the following are hereinafter collectively referred to as the "Assets");

         (a) To the extent assignable, rights to commercialize in the United States all prescription pharmaceutical products, including all formulations, dosage forms andd strengths, sold under the Ketalar(R), Aplisol(R), Chlormycetin(R), Coly-Mycin(R) Coly-Mycin(R)-S Otic, Coly-Mycin(R)-M Parenteral, Adrenalin(R), Vira-A(R), Pitocin(R), Pitressin(R), Histoplasmin(R), Fluogen(R), Anusol(R)-HC(R), Procan(R), Procanbid(R) and Humatin(R) trademarks (collectively hereinafter, the "Products"), provided, however that such rights shall not include the rights to sell over-the-counter under any such trademarks, those pharmaceutical products or any formulations, dosage forms or strengths thereof which W-L currently sells over-the-counter under any such trademarks. Fluogen(R), Aplisol(R) and Aplitest (R) may also be sold outside of the UInited States. The Products subject to these restrictions shall be identified in the definitive purchase agreements contemplated herein;

         (b) Certain rights (either as owner or licensee, as mutually agreed by the parties) in such tradedress, trademarks, patents, trade secrets and other forms or formats of intellectual property directly related to the Products and necessary to make, have made, use, offer for sale and sell the Products in the United States (collectively hereinafter, the "Intellectual Property"). The parties acknowledge that certain trademarks owned or controlled by W-L are used for the sale of the Products as well as for the over-the-counter sale of other products and that King shall only acquire a license to use the Intellectual Property for the manufacture and sale of such Products;

         (c) Rights to such regulatory filings, applications, licenses, approvals, supplements, permits and reports directly related to the Products which may be necessary to make, have made, use, offer for sale and sell the Products in the United States (collectively hereinafter, the "Regulatory Property"):

         (d) All goodwill associated solely with the Products (collectively hereinafter, the "Goodwill");

         (e) All the real property (being 82 acres more or less), appurtenances thereto, the buildings and to the extent owned by Warner-Lambert all equipment and support systems necessary to manufacture the products and fixtures at the site commonly referred to as the Parke-Davis plant at 870 Parkedale Road in Rochester, Michigan (collectively hereinafter, the "Parkedale Facility");

         (f) To the extent assignable, the rights and obligations of W-L under certain contracts exclusively relating to (I) the manufacture, packaging, testing, distribution, marketing, or sale of any of the Products or (II) the manufacture, packaging, testing, marketing or distribution of other pharmaceutical drug products or drug substances for or on behalf of all third-parties performed at or from the Parkedale Facility (collectively hereinafter, the "Contractual Rights").

         (g) All information concerning all accounts receivable, pending purchase orders, sales data, customer lists, target lists, sampling lists, physician lists, distribution agreements, co-promotion agreements, volume prescriber lists, discount arrangements, marketing strategies, marketing summaries, advertising data, and advertisements related to the Products in any form or fashion in and outside the United States, together with all internal and external correspondence, historical records, and copies (whether hard copies or electronically archived) of all of the foregoing (collectively, hereinafter the "Sales Data").

         2. In consideration of the acquisition by King of the Assets, King shall pay to W-L and/or PD or their designated affiliates the sum of One Hundred Twenty-five Million Dollars ($125,000,000.00) (the "Purchase Price"). The Purchase Price will be paid as follows: (a) the sum of Ninety Million Dollars ($90,000,000.00) to be paid on the date of execution of: (I) definitive asset purchase agreements for the Assets, and (II) other definitive agreements and the closing of the transactions contemplated herein (the "Closing Date") by wire transfer to accounts designated by W-L and PD; and (b) the remaining sum of Thirty-five Million Dollars ($35,000,000.00) to be paid pursuant to the terms of a promissory note payable to W-L and PD in three (3) equal annual installments of principal with the first such principal payment due on the first anniversary of the Closing Date and the remaining principal payments to be due on the second and third anniversaries of the Closing Date, respectively, together with semi-annual interest payments on the outstanding balance at a per annum rate of seven percent (7%). King shall have the right to prepay all or any portion of the outstanding principal amount of the note (plus accrued interest) at any time without penalty. Such note shall be secured by appropriate collateral valued at no less than 110% of the principal amount of the promissory note, as negotiated by the parties.

         3. On and as of the Closing Date, W-L may have an inventory of raw materials, components, in-process goods and finished goods on hand relating to the production of the Products or products produced pursuant to the Contractual Rights. W-L and King will negotiate in good faith the terms on which King may acquire at book value such finished inventory and will memorialize same in the definitive agreements contemplated herein.

         4. Consummation of the transactions contemplated herein is contingent upon the fulfillment of all of the following conditions to the satisfaction of the parties: (a) the negotiation of mutually acceptable definitive purchase agreements and other definitive agreements related thereto; (b) receipt by King, W-L and PD of all required internal approvals and board of directors approvals; (c) receipt of any required approvals from relevant regulatory authorities or governmental agencies; (d) completion of a due diligence investigation by King and/or its agents of all matters surrounding each and all of the Assets; (e) a resolution of all legal and equitable matters relating to a transfer or continuation of labor at the Parkedale Facility; (f) negotiation and execution of a mutually acceptable manufacture and supply agreement, substantially on the terms outlined in paragraph 5 below, for those certain products not presently manufactured at the Parkedale Facility (collectively hereinafter, the "Non-Parkedale Products"); (g) negotiation and execution of a mutually acceptable manufacture and supply agreement, substantially on the terms outlined in paragraph 6 below, for those certain products presently manufactured at the Parkedale Facility which are not Assets (collectively hereinafter, the "W-L Retained Products"); and (h) negotiation of a transitional services agreement governing the transfer of operations at the Parkedale Facility from W-L to King.

       5. The manufacture and supply agreement for the Non-Parkedale Products would be for a term of two (2) years. In the manufacture and supply agreement, King would agree to purchase all of its requirements for the Non-Parkedale Products exclusively from W-L and W-L would agree to manufacture for U.S. the Non-Parkedale Products exclusively for King. King would pay a transfer price for each unit of Non-Parkedale Products equal to the "Direct Manufacturing Costs" plus fifty percent (50%). Direct Manufacturing Costs to be defined to include the actual cost of labor (manufacturing, packaging and release testing), material components and packaging components. W-L would warrant the Non-Parkedale Products to have been manufactured in compliance with cGMP standards and in accordance with mutually agreed upon specifications. W-L would conduct and maintain routine stability testing for the Non-Parkedale Products and report and results of same to King on at least an annual basis.

       6. The manufacture and supply agreement for the W-L Retained Products would be for a term of five (5) years. In the manufacture and supply agreement, W-L would agree to purchase all of its requirements for the W-L Retained Products exclusively from King and King would agree to manufacture the W-L Retained Products exclusively for W-L. W-L would pay a transfer price for each unit of Retained W-L Products equal to the "Direct Manufacturing Costs" plus fifty percent (50%). Direct Manufacturing Costs to be defined as the actual cost of labor (manufacturing, packaging and release testing), material components and packaging components. King would warrant the W-L Retained Products to have been manufactured in the compliance with cGMP standards and in accordance with specifications provided by W-L. King would conduct and maintain routine stability testing for the W-L Retained Products and report the results of same to W-L on at least an annual basis.

       7. The definitive agreements to be executed by W-L King relating to the transactions contemplated herein will contain terms, conditions, warranties and representations usual and customary in transactions of this type in the pharmaceutical industry, including, but not limited to, indemnification provisions applicable to both parties, an appropriate non-competition agreement with respect to the Products, the Retained Products, the Intellectual Property and the Regulatory Property, and such other terms and conditions as may be mutually agreed to by the parties.

       8. Each party represents to the other that there is no basis for a claim against the other party for brokers' commissions, finders' fees or similar compensation in connection with the transactions described herein based on arrangements made by the representing party. Each party shall be responsible for the payment of its respective costs and expenses incurred in connection with the negotiations, drafting and closing of the agreements and transactions contemplated herein.

       9. The parties agree that the subject matter described herein and the fact that negotiations with respect to such subject matter are taking place or have taken place between the parties will be kept confidential until the contents and timing of a public announcement are mutually agreed, except if required by applicable law, in which case the party required to make a public disclosure agrees to inform the other party prior to any disclosure, provide the other party with a copy of such disclosure and allow the other party a chance to review and comment on such disclosure and to minimize the information released insofar as possible. Disclosures relating to any proposed public sale of either party's shares of stock shall not be deemed to be required by applicable law and any such disclosures must be mutually agreed to by the parties.

       10. This letter shall be deemed to have been made in, and shall be construed in accordance with the laws of, the State of New York, exclusive of choice of law rules.

       11. This letter expresses the present intention of the parties with respect to the Assets and except for the provisions of paragraphs 8, 9, 10 and 11 hereof, notwithstanding any words of agreement or other language used herein, this letter is not intended to create a binding legal obligation on the part of any party nor shall it be deemed to be a contract to contract. Binding legal obligations shall be created solely upon execution of, and in accordance with, the terms of the definitive agreements between the parties.

       If the foregoing accurately reflects your understanding of the present intentions of the parties, please execute both copies of this letter in the space provided below and return one original to the undersigned.



                                   Very truly yours,

                                   WARNER-LAMBERT COMPANY



                                   BY: /s/ Dr. Anthony H. Wild
                                       ---------------------------------------
                                   NAME:  Dr. Anthony H. Wild
                                          ------------------------------------
                                   TITLE: President Pharmaceutical Sector
                                          ------------------------------------


                                   PARKE, DAVIS & COMPANY



                                   BY: /s/ Dr. Anthony H. Wild
                                       ----------------------------------------
                                   NAME:  Dr. Anthony H. Wild
                                          -------------------------------------
                                   TITLE: President Pharmaceutical Sector
                                          -------------------------------------






AGREED TO AND ACCEPTED:

KING PHARMACEUTICALS, INC.



By: /s/ John M. Gregory
    -------------------------
Name:  John M. Gregory
       ----------------------
Title: CEO
       ----------------------
Date:  10/31/97
       ----------------------